Blue Sphere Corporation 10-K

Exhibit 10.17

FOUNDERS AGREEMENT

Made and entered into this 8 day of January, 2015 (“Effective Date”) By and between

BlueSphere Corporation, a corporation incorporated pursuant to the laws of the State of Nevada, United States of America, having a place of business at 301 McCullough Drive, 4th Floor, Charlotte, NC 28262, United States of America (“BlueSphere”)

of the first part; and

Prof. Chen Xiaodong (Singapore NRIC No. S7587208I) of 85A Nanyang View Singapore 639661 (“Chen”)

of the second part;

(BlueSphere and Chen shall be referred to hereinafter as the “Founders” or the “Parties”)

Whereas	pursuant to a license agreement between BlueSphere and Nanyang Technological University (“NTU”) dated 30 October 2014 (“License Agreement”), BlueSphere has obtained a license to use the intellectual property disclosed in NTU’s technology disclosures numbered TD/119/13 and TD/197/13 (“Technology”) in the field of rechargeable batteries powering (i) consumer electronics including without limitation, wearable electronics, mobile phones, smart devices and electric batteries, including rechargeable and non-rechargeable batteries; and (ii) electric vehicles (“Field”);

Whereas	Chen is one of the inventors of the Technology;

Whereas	the Founders have caused the Company (defined in Section 2 below) to be incorporated for the purpose of developing and commercializing the Technology; and

Whereas	the Founders desire to set forth the guidelines for the establishment, management, control and business operations of the Company, as well as their relationship as shareholders of the Company.

Now, Therefore, the Parties hereby represent, warrant, undertake and agree as follows:

1.	Preamble and Interpretation

The Preamble to this Agreement forms an integral part hereof.

2.	Establishment of the Company

2.1	Prior to the execution of this Agreement, the Founders have caused a company (“Company”) to be incorporated in Singapore with following particulars:

Name of Company:	QUICKCHARGE PTE. LTD.
Company Registration No.	201424899H
Registered Address	1, Marina Boulevard, #28-00 Singapore 018989
No of Shares	200 ordinary shares
Issued and Paid Up Capital	S$200.00

2.2	In the event of any inconsistency between the provisions of this Agreement and the memorandum and articles of association (“M&A”) of the Company, the former shall prevail and the Founders hereto will, at the request of any one of them, cooperate with a view to taking all necessary action to make any appropriate amendments to the M&A to reflect the provisions of this Agreement.

2.3	The Founders shall, as soon as practicable cause,

2.3.1	100 of the 200 ordinary shares in the capital of the Company to be transferred to each of them;

2.3.2	the Company to execute a deed of adherence agreeing to be bound by the provisions of this Agreement; and

2.3.3	the M&A to be amended by deleting Article 58 and inserting the following in substitution thereof:
If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, it shall stand adjourned to the same day in the next week at the same time and place, or to such other day and at such other time and place as the directors may determine. And if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the member or members present in person or by proxy, attorney or representative shall be a quorum..

3.	Purposes of the Company

3.1	The Company shall engage in the development and commercialization of the Technology in the Field, and in any other related business as shall be determined by the Company’s Board of Directors (the “Board”).

3.2	Following the execution of this Agreement Company shall enter into a Research Collaboration Agreement (“RCA”) with NTU in furtherance of the further development of the Technology.

3.3	The RCA will be financed through funds to be made available by

3.3.1	BlueSphere by way of subscription price to be paid for pursuant to Sections 4.1 and 4.2 below; and

3.3.2	Non-Dilutive Financing.

For the purpose of this Agreement, the term “Non-Dilutive Financing” means any source of funds obtained from Singapore governmental agencies or any other third parties which

2

(a)	either (a) is given to the Company; (b) in any other way funds the activities of the RCA or (c) funds research activities which deliverables and/or deliveries will be licensed pursuant to the License Agreement and/or the RCA to, and without requiring further consideration from, BlueSphere and/or the Company; and.

(b)	which neither BlueSphere nor the Company need to repay or to issue any equity (or options in respect of equity) in consideration thereof.

3.4	BlueSphere hereby undertakes to make available to the Company at least (i) US$500,000.00; or (ii) an amount equal to the Non-Dilutive Financing, whichever is lower.

4.	Initial Allocation of Share Capital

4.1	The Founders shall subscribe Company issued share capital to be increased to 9,800 ordinary shares which shall be allocated as follows:

4.1.1	BlueSphere - 6,760 ordinary shares to be subscribed for, issued and paid up to the amount of US$0.01 per share (“Initial Subscription Amount”) which constitute 70% of the Company’s issued share capital.

4.1.2	Chen - 2,840 ordinary shares to be subscribed for, issued and paid up to the amount of US$0.01 per share, which constitutes 30% of the Company’s issued share capital.

4.2	BlueSphere shall provide loan financing (“Loan Financing”) to the Company amounting to US$500,000.00, as and when required in order to finance the Company’s R&D efforts less the amount which BlueSphere shall have paid by way of subscription for its shares in the capital of the Company. Notwithstanding the above, BlueSphere’s obligation pursuant to this Section 4.2 is conditional upon either (i) the continuance of the activities or (ii) the delivery of the deliverables, as contemplated under and set forth in the RCA. In the event that the RCA terminates, prior to the delivery of the deliverables contemplated under the RCA, BlueSphere’s Loan Financing undertaking shall terminate.

4.3	On each occasion that the debt on the Loan Financing is to be repaid, the Company shall pay to Chen, by way of dividends (including dividends waived by BlueSphere) or any other arrangement agreed upon between the Founders, an amount calculated as follows:

3

C	=	BxShC/ShB

Where

C	=	Amount to be paid to Chen pursuant to this Section 4.3

B	=	Amount of debt on Loan Financing to be repaid to BlueSphere

ShC	=	Number of shares held by Chen

ShB	=	Number of shares held by BlueSphere.

4.4	In the event that, upon expiry of three (3) years from the date of this Agreement, the amount of Non-Dilutive Financing is less than US$500,000.00, BlueSphere shall have the option to acquire from Chen a number of ordinary shares on the following terms:

4.4.1	the number of shares in respect of such option shall computed as follows:

N	=	(500,000 — F) / 500,000 x 1,960

Where

N	=	number of shares which may be acquired; and

F	=	amount of Non-Dilutive Financing converted into United States Dollars (at the conversion rate prevailing as of the date on which BlueSphere had paid the Initial Subscription Amount.

4.4.2	The total price to be paid for the Option Shares shall be US$1.00 and the option may be exercise at any time prior to the expiry of 42 months from the date of this Agreement.

4.5	In the event that, upon expiry of three (3) years from the date of this Agreement, the amount of Loan Financing is less than US$500,000.00 and BlueSphere’s Loan Financing undertaking has not terminated (pursuant to Section 4.2 above), Chen, either by himself or through another party (“Participating Third Party”)secures non-dilutive financing for the shortfall between US $500,000.00 and the amount of Loan Financing (“Shortfall”) Chen (or at Chen’s option, the Participating Third Party or a combination of Chen and such Participating Third Party in such numbers as may be determined by Chen) shall have the option to acquire from BlueSphere a number of ordinary shares on the following terms:

4.5.1	the number of shares in respect of such option shall computed as follows:

N	=	(500,000 — BF) / 500,000 x 6,760

Where

N	=	number of shares which may be acquired; and

BF	=	amount of Loan Financing actually provided by BlueSphere (in US Dollars)

4

4.5.2	The total price to be paid for the Option Shares shall be US$1.00 and the option may be exercise at any time prior to the expiry of 42 months from the date of this Agreement.

4.5.3	Upon exercise of the option described in this Section 4.5, Chen shall assume and take upon himself (including without limitation by utilizing financing received from the Participating Third Party)to provide the loan financing in respect of the Shortfall, to fully release BlueSphere from any related obligation, as a pre-condition to the purchase of the BlueSphere shares.

4.6	The issuance of shares or other securities or rights convertible into shares including, without limitation, options and warrants to future third party investors in the Company or any allocation and/or grant of shares or options to the Company’s employees, consultants etc., as determined by the Company’s Board of Directors, shall dilute the shareholdings of the Founders pari passu on a pro-rata basis.

4.7	BlueSphere shall within 30 days from the execution of this agreement and, at its option, assign the License Agreement to the Company or sublicense the rights under the License to the Company.

5.	Drag Along Rights

In the event that Founders holding the majority of the shares held by the Founders (the “Founders Majority”) accept (the “Founders Acceptance”) or reject (the “Founders Rejection”) an offer to sell their shares to a purchaser in a transaction that is conditioned upon the sale of all remaining share capital and securities of the Company to such purchaser, then (i) in case of a Founders Acceptance, all Founders shall agree to sell their shares and other securities in the Company in such transaction, on the same terms as the Founders Majority agreed to, and (ii) in case of a Founders Rejection, all Founders shall decline and not agree to sell their shares in such transaction.

Provided always that

5.1	In the event of a Founders Acceptance and unless the consideration payable to the holders of the share capital and securities of the Company is equal to or exceeds US$10,000,000,

(a)	any of the Founders not constituting the Founders Majority (“Founders Minority”) shall be entitled to require that a third party professional valuer (“Valuer”), to be agreed upon by the Founders (or in the absence of such agreement, a valuer to be appointed from among one of the big four international accounting firms to be appointed by the board of directors of the Company) to undertake a valuation of the shares to be acquired; and

(b)	in the event that the price at which the Founders Majority intends to dispose of their shares is less than the valuation arrived at by the Valuer, each of members of the Founders Minority shall be entitled to refuse to sell their shares.

5

5.2	In the event of a Founders Rejection, Chen shall be still entitled to sell the number of shares set described in the second paragraph of Section 8.1.

6.	Board of Directors

6.1	The board of directors of the Company (“Board”) shall consist of up to 5 members.

6.2	Each holding of 20% of the issued and outstanding share capital of the Company shall entitled the holder appoint one director to the Board. Provided always that any Founder holding at least 15% of the issued capital of the Company shall be entitled to appoint one director to the Board notwithstanding that he may hold less than 20% of the issued and outstanding share capital.

6.3	Resolutions proposed at any meeting of the Board, shall be deemed adopted if passed by a majority of the members of the Board present at the relevant meeting and entitled to vote thereon. At any meeting of the Board, each member entitled to vote shall have one vote.

7.	Positions in the Company

7.1	It is hereby agreed that Chen shall enter into a consulting agreement with the Company (“Consulting Agreement”) under which he will provide technical and scientific consultancy services to the Company of the Company.

7.2	The terms of Consulting Agreement shall be concluded between the Company and Chen at a later stage.

7.3	Each Founder hereby warrants and represents that he is not prevented or barred, in any way, from entering into this Founders Agreement and acting in accordance thereto, and the execution hereof or its implementation does not constitute a breach of and/or does not contradict any other agreement, undertaking, commitment or limitation which applies to it/him, including without limitation any confidentiality or non-competition agreements. Each Founder hereby warrants and represents that neither the execution hereof nor the implementation of this Founders Agreement requires the further approvals of any third party.

8.	Transfer of Shares

8.1	Unless otherwise determined in the framework of any future round of investment in the Company and save in the event of a Founders Acceptance Chen hereby undertakes not to sell, transfer or make other disposition of his shares in the Company for a period of three (3) years as of the Effective Date (“No Sale Period”).

6

Notwithstanding the aforesaid and subject to BlueSphere’s right of first refusal, Chen shall be entitled to sell up to 10% of his shares in the Company (calculated on an aggregate basis as of the Effective Date).

8.2	Without derogating from Section 8.1 above, and unless determined otherwise in the framework of any future round of investment in the Company, until the consummation of an IPO, the sale and/or transfer of Company shares by a Founder shall be subject to a right of first refusal, as set forth below:

(a)	A Founder (the “Offering Founder”) wishing to sell or transfer any of its shares in the Company shall provide the other Founders (herein the “Offeree”) with notice detailing the Company shares he/it wishes to sell or transfer (the “Offered Shares”) and the price, terms of payment and the name of the buyer (the “Buyer”) who wishes to acquire the Offered Shares pursuant to said conditions (aforesaid notice terms shall be referred to as the “Offer”).

Should the Offeree wish to acquire the Offered Shares at the price and under the terms detailed in the Offer, the Offeree shall respond to the Offer in writing (the “Response”) within 21 days from receipt of Offer. Such Response shall indicate the maximum number of Offered Shares the Offeree is/are willing to purchase, including in the event that any other Offeree refuses to buy his part of the Offered Shares.

(b)	Should the Offeree provide notice within the aforementioned period that they wish to acquire all of the Offered Shares (and not less than all of the Offered Shares), such notice shall be considered a notice of acceptance and shall create an agreement to sell and acquire the Offered Shares, at the price and under the terms detailed in the Offer. In such case the Offering Founder shall be obliged to transfer the Offered Shares to the Offeree against payment of the abovementioned price or arrangement to pay the price under the terms detailed in the Offer.

(c)	Should the Offeree notify the Offering Founder that they do not intend to acquire all of the Offered Shares, or do not respond to the Offer within the aforementioned 21 day period, the Offering Founder shall be entitled to sell and transfer the Offered Shares to the Buyer, at the price and under the same terms listed in the Offer, within 90 (ninety) days from (1) the end of the 21-day period for notification of the Response or (2) the date on which the Offerees notified the Offering Founder that they do not wish to acquire all of the Offered Shares, the earlier of the two.

(d)	If the Offering Founder does not sell the Offered Shares to the Buyer within the aforesaid 90 day period and nevertheless still desires to sell or transfer the Offered Shares, the Offering Founder shall be obliged to re-offer the Offered Shares to the Offeree under the procedure detailed in Sections 8.2(a) and 8.2(b) above.

7

(e)	The aforesaid in this Section 8.2 shall also apply to the sale and/or transfer of shares by a receiver, liquidator, etc., but shall not apply to the sale and/or transfer of shares to a Founder’s immediate family member (spouse and children only) or its Affiliate (all of the aforementioned people and entities shall be referred to as “Permitted Transferees”).
“Affiliate” for the purpose of this Agreement shall mean means, with respect to an entity, any person, organization or entity controlling, controlled by or under common control with, such party. For purposes of this definition only, “control” of another person, organization or entity shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, control shall be presumed to exist when a person, organization or entity (a) owns or directly controls fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other organization or entity or (b) possesses, directly or indirectly, the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the organization or other entity. The parties acknowledge that in the case of certain entities organized under the laws of certain countries, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such cases such lower percentage shall be substituted in the preceding sentence.

(f)	In any event and as a precondition to the transfer of shares by the Offerer, the Buyer or any Founder’s Permitted Transferee shall be obligated to assume, in writing, all of the undertakings of the transferring Founder pursuant to this Agreement.

9.	Raisins Capital

It is agreed between the Founders that insofar as the Company decides in the future to raise capital, in any manner, including but not limited to private equity transaction, from the public, by way of the publication of a prospectus, or any other manner, and the provisions of this Agreement will be in contrast to such intentions, the parties shall enter into good faith negotiations in order to adapt such provision by mutual consent.

8

10.	Confidentiality

Each of the Founders shall hold in strict confidence all documents and information concerning the Company, its business, operations, technology and products, including without limitation, any commercial, financial or technical information, information regarding technologies, know-how, inventions, developments, formulas, processes, methods, specifications, raw materials, trade secrets, marketing, business plans, activities, business opportunities, names of suppliers, customers, strategic partners, sources, costs and/or any other private, confidential and/or proprietary information with regard to the Company, its affiliates, shareholders, officers, employees, etc. (all hereinafter referred to as the “Confidential Information”), and shall not: (i) directly or indirectly, in writing or otherwise, disclose, communicate, disseminate, expose, allow access to or make available the Confidential Information, in whole or in part, to any person or entity; or (ii) use the Confidential Information in any way, directly or indirectly, all other than for purposes for the Company and/or for fulfilling such Founder’s obligations and exercising such Founder’s rights under this Agreement.

The obligations hereunder shall not apply to any Confidential Information which is proven by the Founder receiving the information (the “Receiving Founder”) to be generally available to the public through no fault of the Receiving Founder.

Disclosure of any Confidential Information pursuant to any compelling judicial or administrative order or proceeding or as required by law, shall not be deemed a breach hereof. Furthermore, Chen hereby acknowledges and confirms he is aware that BlueSphere, as a public traded company and is required to comply with disclosure requirements under applicable securities laws and/or stock exchange regulations and disclosure of any Confidential Information pursuant to any such requirements shall not be deemed a breach hereof.

Notwithstanding the above, to the extent that it is reasonably necessary, each Fonder may disclose information it is otherwise obligated under this Section 9 not to disclose to (i) its employees and consultants on a need-to-know basis and on condition that such employees abide by the obligations set forth in this Section 9; (ii) in confidence, to lawyers, accountants and financial advisors; (iii) to potential inventors which have entered customary non-discloser and non-use agreement for the benefit of the Company.

11.	Protective Provisions

Notwithstanding anything to the contrary herein, until an IPO, any action or resolution of the Company’s general meeting, or its Board of Directors (or any committee thereof), as applicable, regarding any of the following issues shall require the consent of each of the Founders holding more than 15% of the outstanding share capital of the Company and voting rights thereof (“Eligible Founder”), or each of such Eligible Founders’ representatives in the Board of Directors (provided such Founder has a representative in the Board of Directors), as applicable:

11.1	Alter or change materially or adversely, any of the rights attached to the Ordinary Shares held by the Founders.

11.2	Any material deviation from the business of the Company and/or any material change in the business character of the Company.

11.3	All decisions concerning expanding and/or entering new business territories.

11.4	Any amendment to the M&A.

11.5	A merger, consolidation or the sale, of all or substantially all of the Company’s assets.

11.6	Any process of liquidation, dissolution, winding-up or IPO of the Company.

9

12.	Non-Competition

Each Founder hereby covenants and undertake that as long as he is active in the business and/or operations of the Company or any affiliate of the Company, and for a period of 24 months thereafter, he shall not: (i) be engaged or involved, directly or indirectly, whether as owner, independent contractor or service provider, shareholder of more than five percent (5%), director, principal, partner, manager, agent, employee, advisor or otherwise, in designing, developing, manufacturing, marketing or otherwise commercializing products in the Field; or (ii) employ, offer to employ or otherwise engage or solicit for employment, any person who is or was, during the 24 month period prior to the time they ceased to be active in the business and/or operations of the Company or any affiliate of the Company, an employee or sales and/or marketing agent of the Company or an exclusive provider of services or contractor to the Company.

No Founder shall pursue, whether directly or indirectly, any activity which intervenes in the relationship between the Company and any of the Company’s employees, contractors or consultants.

Provided always that nothing in this Section 12 shall prohibit Chen from undertaking

(a)	his academic and research duties as a faculty member of a university; and

(b)	consulting activities for any party to whom a university which employs or has employed Chen has licensed a technology invented by Chen which technology BlueSphere and the Company have prior to such license been offered a right of first refusal to obtain a license to.

13.	Governing Law and Forum

This Agreement and the interpretation, validity and breach thereof shall be governed by the laws of Singapore, without regard to its choice of law rules.

Any dispute arising out of or in connection with this contract, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this Section 13. The parties agree that any arbitration commenced pursuant to this Section 13 shall be conducted in accordance with the Expedited Procedure set out in Rule 5.2 of the SIAC Rules. The Tribunal shall consist of one arbitrator. The language of the arbitration shall be English.

10

14.	Miscellaneous

14.1	Further Cooperation

The Parties agree to execute any and all documents necessary in order to consummate, implement and give full force and effect to this Agreement and to all matters and transactions envisaged and contemplated herein, including, but not limited to, filings with governmental or regulatory bodies, powers of attorney, corporate resolutions and such other documentation as may be reasonably necessary from time to time.

14.2	Captions

The captions of Sections in this Agreement are intended solely for convenience, and will have no significance in the interpretation of this Agreement.

14.3	Counterparts

This Agreement may be executed in any number of counterparts, and at one (1) or more times, each of which containing the signature of any of the Parties, shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.4	Non-Assignability

The respective obligations and rights of the Parties hereunder cannot be assigned, transferred or otherwise conveyed, without the prior written consent of the other Parties hereto. Notwithstanding the aforesaid, BlueSphere may assign this Agreement and/or its respective obligations and rights hereunder to any of its affiliates, upon written notice.

14.5	Validity

In the event wherein any provision of this Agreement is held by a competent court to be invalid or unenforceable, for any reason whatsoever, all of the remaining provisions contained herein shall remain in full force and effect and shall be binding on the Parties without any change; furthermore, if all or part of the obligations of the Parties hereinabove shall be held to be invalid or unenforceable by reason of exceeding the extent and/or scope allowed by law, such exceeding obligation(s) shall be reduced to the maximum extent and/or scope allowed by law.

14.6	Waiver and Consent

The failure of any Party at any time or times to require performance of any provision hereof or to enforce any right with respect thereto, shall in no manner affect the right of such Party at a later time to enforce the same and shall in no way be construed to be a waiver of such provision or right.

11

14.7	Amendments

No amendment, addition, omission, modification or change to this Agreement shall be valid unless drawn up in writing and signed by a majority of the Parties; provided, however, that in no event shall the obligation or liability of any Founder be increased, except upon the written consent of such Founder.

14.8	Third Party Beneficiary

The provisions of Sections 9 (“Confidentiality”) and 10 (“Non-Competition”) hereto, shall inure to the benefit of the Company as a third party beneficiary thereto.

14.9	Entire Agreement

This Agreement fully embraces the entire legal relationship between the Founders regarding the subject matter herein, and no previous agreements, memoranda of agreements, letters, negotiations, promises, consents, undertakings, representations, warranties or documents which were applied, exchanged, or signed by or between any of the Parties hereto prior to the signing of this Agreement shall have any force or effect.

14.10	Notices

All notices given by one Party to the other hereunder will be given in writing, and will be deemed to have been delivered to the addressee immediately upon their delivery if delivered by hand, or upon transmission if sent by facsimile and confirmed by a machine printout, or within three (3) business days after being sent by mail, as per the addresses indicated in the preamble hereof, or to such other address or facsimile number as a Party may thereafter give notice in writing, to the other Parties of this Agreement.

In Witness Whereof, the Parties hereto have caused this Agreement to be duly executed on the day and year first above written:

Signed by Shlomi Palas	)
for and on behalf of	)
BlueSphere Corporation	)
in the presence of	)

12